SUB-ITEM 77K

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

The Board of Trustees (“Board”), with the approval and recommendation of the Audit Committee, selected Briggs, Bunting & Dougherty, LLP (“BBD”) to replace Deloitte & Touche, LLP (“D&T”), as the Absolute Opportunities Fund and Merk Asian Currency Fund’s (the “Funds”)  independent registered public accounting firm for the Funds’ fiscal year ending March 31, 2009. D&T resigned subsequent to the Board’s approval of BBD. D&T did not perform an audit for the Funds (commencement of operations was October 21, 2008 for Absolute Opportunities Fund and April 1, 2008 for Merk Asian Currency Fund),  however the Funds had no disagreements with D&T on any matter of accounting principles or practices and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. There were no disagreements between the Funds and D&T on accounting principles. Since inception of the Funds, neither the Funds nor anyone on its behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds’ financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulations S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Registrant has provided a copy of the disclosures  contained in this Exhibit 77K to D&T, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Form S-K.  In addition, the registrant  has requested  that D&T confirm in a letter  provided to registrant and  addressed  to the  Commission  that  it  agrees  with  the  representations contained in this Exhibit 77K, and D&T's response  addressed to the Commission is also included in this Exhibit 77K.